EXHIBIT 3.7

ARTICLES OF INCORPORATION

OF

GRO SUN, INC.

The undersigned, for the purpose of forming a corporation, pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts, executes and acknowledges the following Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation shall be GRO SUN, INC.

ARTICLE II

REGISTERED OFFICE

The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered, 600 East Charleston Blvd., Las Vegas, Clark County, Nevada 89104. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue shall consist of sixteen million five hundred thousand (16,500,000) shares of capital stock, designated, respectively “Class A” and “Class B”. Fifteen million (15,000,000) shares shall be Class A and One Million Five Hundred Thousand (1,500,000) shares shall be Class B and the par value of each such share is $0.01 per share.

Section 2. Consideration for Shares. The capital stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

Section 3. Assessment of Stock. The capital stock of this corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

Section 4. Cumulative Voting For Directors. No stockholders of the corporation shall be entitled to cumulative voting of his shares for the election of directors.

Section 5. Preemptive Rights. No stockholder of the corporation shall have any preemptive rights.

Section 6. Voting Rights. Holders of Class A stock shall have the right to one vote for each share held, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and these Articles of Incorporation. Holders of Class B stock shall not have the right to vote or be entitled to receive notice or to attend any stockholders’ meeting, except as required by the Nevada Revised Statutes.

Section 7. Dividend Rights. Holders of both Class A voting Common Stock and Class B non-voting Common Stock shall be entitled to receive without preference or distinction, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Section 8. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the holders of the Class A voting Common Stock and Class B non-voting Common Stock shall participate without distinction in the distribution of the property and assets of the corporation pursuant to the liquidation, dissolution or winding up, and such assets of the corporation shall be distributed and paid to the holders of Class A voting Common Stock and Class B non-voting Common Stock pro-rata according to their respective shares held as a percentage of the total number of shares outstanding of both classes combined.

Section 9. Redemption. The Common Stock is not redeemable.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1. Number of Directors. The members of the governing board of the corporation are styled as directors. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

Section 2. Initial Directors. The names and post office box or street addresses of the directors constituting the first Board of Directors, which shall be one (1) in number, are:

NAME	ADDRESS
Roderick R. Senft	110 110th Ave. N.E., Ste. 490 Bellevue, WA 98004

Section 3. Limitation of Personal Liability. No Director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for:

(a)	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or

(b)	The payment of distributions in violation of Nevada Revised Statutes 78.300.

Section 4. Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

Section 5. Repeal And Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between Sections 3 or 4 of this Article and any other Article of the corporation’s Articles of Incorporation, the terms and provisions of Sections 3 or 4 of this Article shall control.

ARTICLE V

INCORPORATOR

The name and post office box or street address of the incorporator signing these Articles of Incorporation is:

NAME	ADDRESS
Kenneth A. Woloson, Esq.	600 East Charleston Boulevard Las Vegas, Nevada 89104

IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 3rd day of August, 1995.

/ s / Kenneth A. Woloson
Kenneth A. Woloson, Esq.

ARTICLES OF MERGER

OF

SUN GRO HORTICULTURE INC., a Nevada corporation,

INTO

GRO SUN, INC., a Nevada corporation

THE UNDERSIGNED, as the President and Secretary of Gro Sun, Inc., a Nevada corporation (the “Surviving Corporation”), as and for the purpose of complying with the provisions of Nevada Revised Statutes (“NRS”) Section 78.451 et seq., and in order to effectuate the merger of Sun Gro Horticulture Inc., a Nevada corporation (the “Constituent Corporation”) into the Surviving Corporation, hereby certifies as follows:

1. The name of the Constituent Corporation is Sun Gro Horticulture Inc. and its place of incorporation is the State of Nevada. The name of the Surviving Corporation is Gro Sun, Inc. and its place of incorporation is the State of Nevada.

2. A plan of merger has been adopted by the Board of Directors of each corporation that is a party to this merger.

3. The plan of merger has been approved by the written consent of the stockholders holding at least a majority of the voting power of each corporation that is a party to this merger.

4. When the merger herein provided for becomes effective, ARTICLE I of the Articles of Incorporation of Gro Sun, Inc. is amended to read as follows: Article I. Name. The name of the corporation shall be “Sun Gro Horticulture Inc.”

5. A complete executed plan of merger is on file at the registered office of the Surviving Corporation, currently: 600 E. Charleston Blvd., Las Vegas, Nevada 89104.

6. A copy of the plan of merger will be furnished by the Surviving Corporation on request and without any cost to any stockholder of any Corporation which is a party to this merger.

7. The effective date of this merger is upon the filing of these Articles of Merger in the office of the Secretary of Nevada.

IN WITNESS WHEREOF, we have set forth our hands as of the 3rd day of August, 1995.

“Surviving Corporation”

GRO SUN, INC., a Nevada corporation

/ s / Roderick R. Senft
Roderick R. Senft, President

/ s / Trevor Johnstone
Trevor Johnstone, Secretary